EXHIBIT 99.1

                            [LOGO] infoSearch Media

                          *** FOR IMMEDIATE RELEASE ***

      Former President of Ask Jeeves International and Former President of
                 Ask Jeeves Business Solutions Team Up to Join
            InfoSearch Media as Chief Executive Officer and Chairman

MARINA DEL REY, Calif. August 23, 2005 - Leading online media and search marketing firm InfoSearch Media, Inc. (OTC:BB:ISHM) today announced that former members of the Ask Jeeves senior management team have agreed to join the Company. George Lichter, former President of Ask Jeeves International, has agreed to join the Company as its Chief Executive Officer and to serve on the Company's Board of Directors. Claudio Pinkus, former President of Ask Jeeves Business Solutions, and current member of the Company's Board, has agreed to assume an operating role with the Company as Chairman of the Board.

Mr. Lichter will replace InfoSearch Media's existing Chief Executive Officer, Steve Lazuka, and will replace departing Director Mike Rubin on the Company's Board of Directors. Mr. Lazuka will remain with the Company as Chief Strategy Officer, providing management and strategic guidance regarding InfoSearch Media's future products and technology, positioning within the industry, and business development efforts.

"Steve Lazuka's vision and dedication has allowed InfoSearch Media to grow into a market leader," said Mr. Pinkus. "He has built a strong foundation in the creation and delivery of high-quality content, as well as strong technology assets that will serve the company well in its next phase of growth. We look forward to working with him as the company strengthens our management capabilities."

Mr. Lichter was a member of the Ask Jeeves' senior management team and served as President of Ask Jeeves International and Chief Executive Officer of Ask Jeeves UK. After Ask Jeeves, Mr. Lichter co-founded and served as Co-Chief Executive Officer of the Whole Body/Yoga Works, a national family of Yoga and alternative health and fitness centers. He currently serves there as Co-Chairman and is actively involved in guiding the financing and strategic expansion.

In addition to his current role on InfoSearch Media's board, Mr. Pinkus brings 30 years of strategic technology management experience, with specific expertise in the search engine market, to the Company's day-to-day operations. During his tenure, Mr. Pinkus served as Chief Operating Officer of Ask Jeeves International, Inc., President of Ask Jeeves Business Solutions, and Chief Strategy Officer of Ask Jeeves, Inc. Prior to joining Ask Jeeves, Mr. Pinkus served as Chief Executive Officer of Bowne Global Solutions, the world's largest localization services provider.

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"George  and  Claudio  are a team  with a proven  track  record of  setting  and executing successful high-growth strategies and creating shareholder value. They bring an extraordinary amount of industry specific strategic and operating experience and knowledge to our Company," said Steve Lazuka. "We are very pleased to welcome George as Chief Executive Officer and Claudio as Chairman and believe they will be an invaluable asset in continuing to accelerate the strong growth the Company has experienced since becoming a public entity."

During their tenure at Ask Jeeves, Mr. Lichter and Mr. Pinkus raised in excess of $175 million and put into operation three overseas joint ventures, attracting major partners such as Univision for the U.S. Hispanic marketplace and Latin America; Transcosmos International for Japan; and Granada Media and Carlton Communications, the two largest commercial television broadcasters in the United Kingdom and Ireland.

Prior to Ask Jeeves, Mr. Lichter served as Senior Vice President of Vivendi/Havas Interactive which, prior to its divestiture, was Cendant Software. As an operating division of Cendant, it was the second-largest consumer software publishing company. Mr. Lichter was promoted into that role following the successful sale of Knowledge Adventure, where he was part of the senior team that led that company's turnaround and made their JumpStart Learning software series into the top educational software brand. Prior to that, Mr. Lichter was an entertainment attorney in the Beverly Hills law firm of Rosenfeld, Meyer & Susman. Mr. Lichter graduated Phi Beta Kappa with a Bachelor's degree from UCLA and received a JD from the Stanford Law School.

"I believe the Company is poised for very strong growth due to its unique content-based approach to assisting participants in the online advertising industry," Mr. Lichter said. "People are relying on the web for easy access to relevant products, services and information. InfoSeach's goal is to help improve the quality of site content and make it more accessible. I am very excited about working with the existing InfoSearch Media team to continue the Company's rapid expansion."

Mr. Lichter and Mr. Pinkus will join several other top executives and senior strategists currently serving on the InfoSearch Media management team and Board of Directors.

About InfoSearch Media

InfoSearch Media ( http://www.infosearchmedia.com ) is a leading provider of content-based, cost-effective search engine marketing services. The Company provides web analytic software and other tools to help online marketers analyze their site visitors and improve their return on investment. InfoSearch Media also maintains a network of over 200 professional writers who utilize the company's proprietary workflow software to contribute to its online network of informative content leveraged to generate highly qualified search engine traffic for its clients. There are currently over 4,500 clients receiving traffic from the Company's network of approximately 250,000 articles. InfoSearch Media's clients include eBay, Pitney Bowes, and Price.com.

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InfoSearch   Media   owns  and   operates   a   popular   destination   site  at
http://www.articleinsider.com. ArticleInsider is a collection of informative articles written by industry experts and enthusiasts covering a wide variety of popular topics. Internet users can visit the ArticleInsider network in order to review related articles, talk with others about specific subjects through online forums, and explore related websites. InfoSearch Media plans to continue to expand upon its 250,000-page network as it continues to build its client base.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the Company's results of operations, business, and financial condition. These forward-looking statements may be affected by the risks and uncertainties inherent in the search engine market and in the Company's business including decreased demand for our products and services; flaws inherent in our products or services; intense competition; failure to maintain relationships with strategic partners and content providers, and general economic conditions that could cause actual results to differ materially from those projected. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's reports filed with the Securities and Exchange Commission, copies of which are available at the website maintained by the SEC at http://www.sec.gov. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Media Contact:

InfoSearch Media, Inc.
Frank Knuettel, II
Chief Financial Officer
310-822-1103
frank@infosearchmedia.com